Exhibit 10.6

Dated 17 October 2011

CHAUCER HOLDINGS PLC

AND

EQUINITI SHARE PLAN TRUSTEES LIMITED

TRUST DEED AND RULES

of

THE CHAUCER SHARE INCENTIVE PLAN

Adopted by resolution of the Board of Directors of Chaucer Holdings PLC on 12 October 2011 and approved by HM Revenue & Customs under Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003 under reference A108870 on 28 October 2011

Contents

Clause		Page

1	Definitions and Interpretation	1

2	Trusts of the Plan	1

3	Notices to Participants	3

4	Investment	3

5	Borrowing	4

6	Receipt of money or money’s worth with respect to Plan Shares	4

7	Application of the Plan to Group Companies	4

8	Retention of Shares subject to Holding Period	5

9	Voting rights and directions	5

10	Trustee’s powers of delegation	5

11	Administration	6

12	Trustee’s indemnities and charges	7

13	Appointment, removal and retirement of Trustee	9

14	Residence of the Trust	9

15	Amendments to the Plan	10

16	Termination of the Plan	10

17	Governing law	11

18	Construction of this Deed	11

Schedule

Part One Definitions and interpretation		12

Part Two Provisions affecting Plan Shares		18

Part Three Free Shares		28

Part Four Partnership Shares and Matching Shares		31

Part Five Reinvestment of Cash Dividends		37

Appendix

Deed of Adherence		40

THIS DEED is made the 17th day of October 2011

BETWEEN:

(1)	CHAUCER HOLDINGS PLC, registration number 02847982, whose registered office is situated at Plantation Place, 30 Fenchurch Street, London EC3M 3AD (the “Company”); and

(2)	EQUINITI SHARE PLAN TRUSTEES LIMITED, registration number 03925002, whose registered office is situated at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA (the “Trustee”).

WHEREAS:

(A)	The Company wishes to establish an employee share incentive plan to be known as The Chaucer Share Incentive Plan (the “Plan”), approved in accordance with the provisions of Schedule 2 and constituting an Employees’ Share Scheme.

(B)	The Plan was established by a resolution of the Board passed on 12 October 2011.

(C)	The Trustee has agreed to be the original trustee of the Plan.

NOW THIS DEED WITNESSES as follows:

1	Definitions and Interpretation

1.1	Definitions: The words and expressions used in this Deed which begin with capital letters have the meanings set out in Part One of the Schedule.

1.2	Interpretation: The provisions of Part One of the Schedule shall apply equally to this Deed.

2	Trusts of the Plan

2.1	Payments by Participating Companies: The Company will pay to the Trustee the amounts necessary to enable the Trustee to acquire, in accordance with the Plan, Shares for and/or to be awarded to Qualifying Employees, together with any other amounts required to cover any liabilities incurred by the Trustee under the Plan. The Company can require any Participating Company to reimburse the Company for any amounts it bears under this Clause 2.1 directly or indirectly in respect of such Participating Company’s Qualifying Employees.

2.2	Application of Payments: Unless otherwise stated, the Trustee will apply all monies received by it in accordance with the Plan and hold any Shares acquired and all other trust property deriving from them on the trusts declared in this Deed. In the case of any monies received for the acquisition of Free Shares or Matching Shares, the Trustee will acquire and award these Shares in accordance with the Plan. In the case of any monies received for the acquisition of Partnership Shares or Dividend Shares, the Trustee will acquire these Shares in accordance with the Plan.

2.3	Retention or sale of surplus Shares: If it is not possible to award all the Shares acquired to be awarded as Free Shares or Matching Shares without fractional entitlements arising or if, for any other reason, the Trustee holds Shares which were acquired to be awarded, but which are not awarded, the Trustee may retain so many of those Shares as the Committee shall direct. Subject to that direction, the Trustee shall sell any Shares not awarded and pay the net proceeds to the Company.

2.4	Rights attaching to unappropriated Shares: If the Trustee becomes entitled in respect of any Shares not held on behalf of a Participant to any rights to be allotted, or to subscribe for, further securities (other than an issue of capitalisation shares of the same class as specific Shares which the Trustee is about to award, which capitalisation shares shall be retained by the Trustee as Shares to be awarded among the Participants on the relevant Award Date), the Trustee may take up those rights or sell them for the best consideration in money reasonably obtainable at the time or sell sufficient of them nil paid to enable the Trustee to subscribe in full for the balance of any unsold rights or allow those rights to lapse.

2.5	Trusts of unappropriated Shares: The Trustee shall hold any unappropriated Shares or unutilised cash balances and any income arising from them UPON TRUST to apply the same in or towards the future purchase of Shares for the purposes of the Plan and/or their expenses of administering the Plan. The Trustee shall notify the Committee from time to time of the amounts and/or number of Shares so held by it and its/their application.

2.6	Use of Shares acquired under a qualifying transfer: Any Shares acquired by the Trustee by a transfer from an employee share ownership trust which is a qualifying transfer within section 69(3AA) of the Finance Act 1989 must not be awarded as Partnership Shares and must be included in priority to other available Shares in any award of Free Shares or Matching Shares made after the date of the transfer.

2.7	General duty of Trustee in relation to Participants’ Shares: Subject to Clause 8, the Trustee shall not dispose of a Participant’s Shares or deal with any rights conferred in respect of any of a Participant’s Shares to be allotted Shares, securities or rights of any description other than pursuant to a direction given by or on behalf of the Participant.

3	Notices to Participants

3.1	Notice of Award of Free Shares or Matching Shares: As soon as practicable after the Trustee has awarded Free Shares or Matching Shares, it shall notify each Participant of the number and description of the Shares awarded to that Participant, the Initial Market Value of those Shares and the Holding Period applicable to them.

3.2	Notice of acquisition of Partnership Shares: As soon as practicable after the Trustee has acquired any Partnership Shares on behalf of a Participant, it shall notify the Participant of the number and description of the Shares acquired, the amount of Partnership Share Money applied in acquiring them and their Market Value on the Acquisition Date.

3.3	Notice of acquisition of Dividend Shares: As soon as practicable after the Trustee has acquired Dividend Shares on behalf of a Participant, it shall notify the Participant of the number and description of the Shares acquired, their Market Value on the Acquisition Date, the Holding Period applicable to them and the amount (if any) of the cash dividend carried forward under Rule 3.3 of Part Five of the Schedule.

3.4	Notice of Participant’s tax liability: Where a Participant becomes liable to a charge to income tax on employment income within section 6(1) of ITEPA, or Chapter 3 or 4 of Part 4 of ITTOIA, due to the Participant’s participation in the Plan, the Trustee shall inform the Participant of any facts relevant to determining that liability.

3.5	Notice of any foreign tax deducted before dividend paid: Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustee shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

4	Investment

4.1	Trustee’s power of investment: Subject to the terms of this Deed, the Trustee may invest any property held on trust under this Deed as if it were the absolute beneficial owner thereof.

4.2	No duty to invest: The Trustee shall be under no duty to invest property held on trust under this Deed.

5	Borrowing

The Trustee shall have power to borrow money both to acquire Shares for the purposes of the Plan and to pay any other expenses properly incurred by the Trustee in administering the Plan.

6	Receipt of money or money’s worth with respect to Plan Shares

6.1	Obligation to pay over: Subject to Clause 6.2, the Trustee shall, as soon as practicable following its receipt of any money or money’s worth in respect of or by reference to any Plan Shares, arrange for that money or money’s worth to be paid to Participants in accordance with their respective entitlements.

6.2	Exceptions from obligation: Clause 6.1 shall:

(a)	not apply to money’s worth consisting of New Shares;

(b)	be subject to the operation of Part Five of the Schedule (Reinvestment of Cash Dividends); and

(c)	be subject to Clause 11.

7	Application of the Plan to Group Companies

7.1	Extension of the Plan to Controlled Companies and/or Jointly Owned Companies: The Plan may, with the consent of the Company, be extended to any Controlled Company or Jointly Owned Company by the execution of a Deed of Adherence whereby that company agrees to be bound by this Deed and the Plan.

7.2	Disapplication of the Plan to Participating Companies: The Plan shall cease to apply to any company, other than the Company, at any time when:

(a)	that company becomes no longer either a Controlled Company or a Jointly Owned Company; or

(b)	a notice is served by the Company upon the Trustee that the Plan shall not apply to that company,

provided that the rights of Participants employed by that company to Plan Shares awarded to them or acquired on their behalf while that company was a Participating Company shall not be affected and provided that, where (b) above applies, the requirement of paragraph 10(3) of Schedule 2 continues to be satisfied.

7.3	Information from Participating Companies: A Participating Company (or a former Participating Company, if appropriate) shall provide the Trustee with all information required from it for the operation of the Plan in such form as the Trustee shall reasonably require.

8	Retention of Shares subject to Holding Period

8.1	No Disposal: Subject to Clause 8.2, the Trustee shall not dispose of any of a Participant’s Free Shares, Matching Shares or Dividend Shares during the Holding Period applicable to those Shares other than at the written direction of the Participant given under the terms of the Participation Contract.

8.2	Permitted disposals during Holding Period: Clause 8.1 shall:

(a)	not apply if at the time of the disposal the Participant has ceased to be in Employment;

(b)	be subject to a direction of the Participant given in accordance with Rule 10 of Part Two of the Schedule; and

(c)	be subject to Clause 11.3.

9	Voting rights and directions

9.1	Exercise of voting rights: While the Plan Shares are registered in the name of the Trustee, the Trustee will forward the notice of any annual general meeting or other meeting of the holders of any class of shares of The Hanover and/or a copy of the proxy materials to Participants together with voting instructions, in such manner provided by Rule 14.2 of Part Two of the Schedule as the Trustee may decide. Participants, as the beneficial owners, have the right to direct the Trustee how to vote. For the avoidance of doubt, the Trustee shall abstain from voting in respect of any Plan Shares for which it has not received voting directions from the relevant Participant.

9.2	Voting rights attached to unappropriated Shares: The Trustee may not vote in respect of Shares it holds which are not Plan Shares.

10	Trustee’s powers of delegation

10.1	Trustee’s power to employ agents: The Trustee may, in the performance of its duties under the Plan, employ and pay any appropriate person, appoint any person as its agent to transact all or any business, and act on the advice or opinion of any professional or business person, and shall not be responsible for anything done or omitted or suffered in good faith in reliance on such advice or opinion.

10.2	Delegation of Trustee’s powers: The Trustee may, to the extent permitted by law, delegate any of its powers and duties under the Plan to any person or company but no such delegation shall divest the Trustee of its responsibilities under Schedule 2.

10.3	Nominee Shareholder: The Trustee may allow any Shares to be registered in the name of an appointed nominee provided such Shares are registered in a designated account.

10.4	Revocation of delegation: The Trustee may at any time, and shall if so directed by the Committee, revoke any delegation or arrangement made under this Clause and/or require any trust property held by another person to be returned to the Trustee.

10.5	Execution of documents: The Trustee may execute and may authorise any of its directors, officers or employees to execute on its behalf any documents in such manner as may be appropriate.

11	Administration

11.1	Meetings and regulations: Subject to the terms of this Deed, the Trustee may convene meetings and make such regulations as it considers appropriate for the administration of the Plan.

11.2	Duty to keep accounts and records: The Trustee shall maintain the accounts and records necessary for it to fulfil its own PAYE and other obligations under the Plan and the PAYE obligations of any Employer Company under the Plan. The Trustee shall also maintain records of Participants who have participated in one or more Share Incentive Plans.

11.3	Trustee’s power to dispose of shares to meet its PAYE obligations: The Trustee shall, where a PAYE obligation is imposed under Chapter 6 of Part 7 of ITEPA as a result of a Participant’s Plan Shares ceasing to be subject to the Plan (including due to the operation of this Clause), have the power to meet that PAYE obligation by:

(a)	disposing of any of the Participant’s Plan Shares; or

(b)	requiring the Participant to pay to it a sum equal to the amount required to discharge the PAYE obligation.

11.4	Trustee to pay Employer Company: If a Participant is chargeable to income tax under Chapter 6, Part 7 of ITEPA as a result of a Participant’s Plan Shares ceasing to be subject to the Plan and an obligation to make a PAYE Deduction arises in respect of that charge, then the Trustee shall, subject to Clauses 11.6 and 11.7, pay to the Employer Company a sum sufficient to enable it to discharge that obligation.

11.5	Payment to Employer Company of Capital Receipts: If the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of which a Participant is chargeable to income tax in accordance with Chapter 6, Part 7 of ITEPA, the Trustee shall pay to the Employer Company out of that sum of money an amount equal to that on which income tax and employees’ NICs is payable.

11.6	Payment by Participant to Employer Company: Clause 11.4 shall not apply if the relevant Participant is required to pay to that Participant’s Employer Company a sum that is sufficient to enable it to discharge the obligation.

11.7	No Employer Company: In any case under Clause 11.4 or Clause 11.5, as appropriate, where:

(a)	there is no Employer Company; or

(b)	HMRC have directed under section 511 or 514, as appropriate, of Chapter 6, Part 7 of ITEPA that it is impracticable for the Employer Company concerned to make a PAYE Deduction,

Clause 11.4 or Clause 11.5, as appropriate, shall not apply and the Trustee shall make a PAYE Deduction in respect of an amount equal to that on which income tax and employees’ NICs is payable, as if the Participant were a former employee of the Trustee.

11.8	Setting up costs: The Company will pay the costs and expenses of the preparation and execution of the Deed.

12	Trustee’s indemnities and charges

12.1	Trustee’s indemnity: The Participating Companies agree to keep the Trustee fully indemnified against any liability arising out of or in connection with the Plan. However, the Trustee shall not be indemnified or exonerated in respect of any fraud, negligence or wilful default on its part or its agents’ or any of their officers’ or employees’ parts. The Trustee shall have the benefit of any indemnities conferred upon trustees by law.

12.2	Accounting for benefits received by the Trustee: Neither the Trustee nor any of its officers or employees shall be liable to account to Participants for any benefit received under the Plan. Neither the Trustee nor any officer or employee of the Trustee shall be liable to account to other Participants for any profit derived by that person as a Participant.

12.3	Trustee’s remuneration: Any person acting as a trustee in the course of any profession or business carried on by that person may charge and be paid such reasonable charges for so acting as shall from time to time be agreed between that person and the Committee.

12.4	Permitted dealings of Trustee: The Trustee (and any director or officer of a body corporate or a trust corporation acting as a trustee) shall not, on its own account:

(a)	be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company, The Hanover, any Controlled Company or Jointly Owned Company or any other company in the shares of which the Company, The Hanover, any Controlled Company or any Jointly Owned Company may be interested;

(b)	be precluded from entering into any contract or other transaction with the Company, The Hanover, any Controlled Company or Jointly Owned Company or any other company, or from being interested in any such contract or transaction; or

(c)	be in any way liable to account to the Company or The Hanover or any Controlled Company or Jointly Owned Company or any Participant for any amount obtained by it from such acquisition, holding, dealing, contract or transaction, whether or not in connection with its duties under this Deed.

12.5	Reliance on information provided: The Trustee shall be entitled, in the absence of manifest error, to rely without further enquiry on:

(a)	information supplied to it by any Participating Company or The Hanover for the purposes of the Plan; and

(b)	any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company, The Hanover or by any Participant.

12.6	Exclusion of liability: The Trustee shall not be liable or responsible for any loss, liability or increased liability of a Participant arising out of the failure of the Participant to give a direction to the Trustee or to give a direction within a particular time or, if the Participant has directed the Trustee to use its discretion, arising out of the bona fide exercise by the Trustee of that discretion.

12.7	Insurance: The Trustee may insure against any loss caused by it or by any of its employees, officers, agents or delegates under the Plan. It may also insure itself and any of these persons against liability for breach of trust not involving wilful wrongdoing or fraud of the Trustee or the person concerned. Except in the case of a paid trustee, the insurance premiums may be paid from the Plan assets.

13	Appointment, removal and retirement of Trustee

13.1	Appointment and removal of Trustee: The Company may at any time by notice in writing:

(a)	appoint a new (or additional) trustee, including a corporate trustee (to the exclusion of the trustee’s statutory power of appointment); and

(b)	remove a trustee from office (but not so as to leave in office less than two trustees or a corporate trustee), without assigning any reason for its removal which (in the absence of a date specified in the notice) shall take effect one month after receipt of such notice.

13.2	Appointment and removal on cessation of Company’s existence: If the Company ceases to exist then its powers of appointment and removal shall be vested in the Participating Company which employs the largest number of Participants on the date when the Company ceases to exist.

13.3	Retirement of Trustee: The Trustee may retire by giving to the Company written notice which shall take effect at the end of three months (or another period agreed with the Company) from the date of that notice, provided that this will leave at least two trustees or a corporate trustee in office. The Trustee shall not be responsible for any costs caused by its retirement but shall do all things necessary to give proper effect to its retirement.

13.4	Transfer of trust property: Immediately on removal or retirement pursuant to this Clause 13, the Trustee shall transfer all trust property held by it to the continuing trustee and deliver all documents in its possession relating to the Plan as the Company may direct. If it does not do so, the continuing trustee may do so on its behalf.

13.5	Participant as Trustee: A person shall not be disqualified from acting as a trustee or an officer or employee of a trustee because that person is or was an officer or employee of a Participating Company or The Hanover or is or was a Participant.

14	Residence of the Trust

For so long as the Plan is to be approved by HMRC under Schedule 2, the Trust and every Trustee shall be resident for tax purposes in the United Kingdom.

15	Amendments to the Plan

15.1	Power to amend: The Committee may amend the Plan in any manner it thinks fit (with any amendment being binding on the Trustee and all Participating Companies and Participants) but so that no purported amendment shall be effective if:

(a)	at a time when the Plan is approved by HMRC, it is to a provision of the Plan that is necessary in order to meet the requirements of Schedule 2 until that amendment is approved by HMRC;

(b)	it would cause the Plan to cease to be an Employees’ Share Scheme;

(c)	it would materially adversely affect the rights of a Participant in respect of that Participant’s Plan Shares, unless the Committee has invited every relevant Participant to give an indication as to whether or not he approves the amendment and such amendment is approved by a majority of those Participants who have given an indication; or

(d)	it would offend the rule against perpetuities.

EXCEPT THAT any amendment or addition which the Committee considers necessary or desirable in order to benefit the administration of the Plan, or comply with or take account of the provisions of any proposed or existing legislation, or obtain or maintain favourable tax, exchange control or regulatory treatment for the Company or any other Participating Company or any Qualifying Employee or Participant, may be made by resolution of the Committee without the need for the prior approval of a majority of Participants pursuant to Clause 15.1(c) PROVIDED THAT such amendments or additions do not affect the basic principles of the Plan.

15.2	Notice to Trustee: Written notice of any amendment made in accordance with this Clause 15 shall be given to the Trustee.

16	Termination of the Plan

16.1	The Plan shall terminate:

(a)	in accordance with a Plan Termination Notice issued by the Company to the Trustee under paragraph 89(1) of Schedule 2, or

(b)	if earlier, on the expiry of the Trust Period.

16.2	The Company shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustee, HMRC and each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the notice was issued.

16.3	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of Schedule 2 shall have effect.

16.4	Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of Schedule 2 have been complied with shall be held by the Trustee upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportions, having regard to their respective contributions, as the Trustee shall in its absolute discretion think fit.

17	Governing law

This Deed shall be governed by and construed in accordance with the laws of England and Wales. Any dispute concerning this Deed not resolved by mutual agreement between the parties to that dispute shall be referred to the courts of England and Wales.

18	Construction of this Deed

The Schedule shall be treated as part of this Deed.

SCHEDULE

RULES OF THE CHAUCER SHARE INCENTIVE PLAN

PART ONE

Definitions and interpretation

The words and expressions used in the Plan which begin with capital letters have the meanings set out below. In this Plan:

(a)	the headings are for the sake of convenience and should be ignored when construing it;

(b)	references to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any subordinate legislation made under them;

(c)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders; and

(d)	terms defined in Schedule 2 and not defined in this Plan shall, unless the context otherwise requires, have the meanings given in Schedule 2.

“Accumulation Period” means, in respect of Partnership Shares, the period during which a Participant’s Partnership Share Money is accumulated before it is used to acquire Partnership Shares or is repaid to that Participant;

“Acquisition Date” means, in respect of Partnership Shares, the date determined under Rule 3.1 or Rule 4.3 of Part Four of the Schedule as appropriate and, in respect of Dividend Shares, the date determined under Rule 3.1 of Part Five of the Schedule;

“Associated Company” has the meaning given in paragraph 94 of Schedule 2 as extended by paragraph 91 of Schedule 2;

“Award” means:

(a)	in relation to Free Shares and Matching Shares, the award of Free Shares and Matching Shares in accordance with the Plan; and

(b)	in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of a Participant in accordance with the Plan;

“Award Date” means the date on which Free Shares or Matching Shares are awarded;

“Board” means the board of directors of the Company or a duly authorised committee thereof;

“Capital Receipt” has the meaning given in section 502 of ITEPA;

“Committee” means the remuneration committee of the board of directors of Chaucer Syndicates Limited, registration number 00184915, or such other duly authorised committee which fulfils the same functions;

“Close company” has the meaning in section 989 of the Income Tax Act 2007 as modified by paragraph 20(4) of Schedule 2;

“Connected Company” means (a) the Company, (b) a company which Controls or is Controlled by the Company or is Controlled by a company which also Controls the Company, and (c) a company which is a Member of a Consortium owning the Company or which is owned in part by the Company as a Member of a Consortium;

“Control” unless otherwise indicated, has the meaning given in section 995 of the Income Tax Act 2007 (and references to “Controls” or “Controlled” shall be read accordingly);

“Controlled Company” means any company (being a body corporate) which is under the Control of the Company;

“Dealing Day” means any day on which the New York Stock Exchange is open for business;

“The Deed” means this trust deed as amended from time to time;

“Deed of Adherence” means a deed substantially in the form set out in Part Six of the Schedule;

“Dividend Shares” means Shares acquired by the Trustee on behalf of a Participant under Part Five of the Schedule;

“Employees’ Share Scheme” has the meaning given in section 1166 of the Companies Act 2006;

“Employer Company” means the company (if any) by which a Participant is employed when, as appropriate, either (a) that Participant’s Plan Shares cease to be subject to the Plan, or (b) the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of that Participant’s Plan Shares and to which the PAYE Regulations (as defined in section 684(8) of ITEPA) apply at that time;

“Employment” means employment by the Company or any Associated Company;

“Free Shares” means Shares awarded under Part Three of the Schedule;

“Holding Period” means:

(a)	with respect to an Award of Free Shares or Matching Shares, the period specified by the Company during which those Shares will be held by the Trustee, which must be not less than three years nor more than five years from the Award Date (or such other period(s) as may from time to time be required or permitted under Schedule 2) and must be the same for all Shares in the same Award and cannot be increased once set in relation to an Award; and

(b)	with respect to Dividend Shares, the period of three years from their Acquisition Date (or such other period as may from time to time be required or permitted under Schedule 2) which must be the same for all Shares in the same Award;

“Initial Market Value” means the Market Value of a Share on the Award Date. Where Shares are subject to restrictions or risk of forfeiture (as that term is defined in paragraph 35(4) of Schedule 2) the Market Value shall be determined as if there were no such restrictions or risk;

“ITTOIA” means the Income Tax (Trading and Other Income) Act 2005;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Jointly Owned Company” means:

(a)	any company of which 50 per cent. of its issued share capital is owned by the Company and/or any Subsidiary and 50 per cent. of its issued share capital is owned by another person; and

(b)	any company under the Control of any such jointly owned company;

“Market Value” means on any day:

(a)	in relation to Free Shares and Matching Shares, if all the relevant Shares in the Award are purchased on the Award Date, the average price paid per Share

(b)	in relation to Partnership Shares and Dividend Shares, if all the relevant Shares in the Award are purchased on the Acquisition Date, the average price paid per Share;

(c)	if neither (a) or (b) above is applicable, the closing price (as derived from the New York Stock Exchange) of a Share for that Dealing Day.

“Matching Shares” means Shares awarded under Part Four of the Schedule;

“Material Interest” has the meaning given in paragraphs 19 to 24 of Schedule 2;

“Member of a Consortium” has the meaning given in paragraph 99(3) of Schedule 2;

“New Shares” has the meaning given in Rule 10 of Part Two of the Schedule;

“New York Stock Exchange” means the New York Stock Exchange operated by NYSE Euronext, and for the avoidance of doubt shall exclude the NYSE Amex, NYSE Alternext, NYSE Euronext and NYSE Arca exchanges;

“NICs” means National Insurance contributions;

“Participant” means any person to whom an Award has been made, or on whose behalf the Trustee holds Dividend Shares (or other securities);

“Participating Company” means:

(a)	the Company;

(b)	any Controlled Company which, pursuant to Clause 7.1, participates in the Plan; and

(c)	any company which is a Jointly Owned Company and which, pursuant to Clause 7.1, participates in the Plan;

“Participation Contract” means a contract complying with Rule 2 of Part Two of the Schedule;

“Partnership Shares” means Shares acquired by the Trustee on behalf of a Qualifying Employee under Part Four of the Schedule;

“Partnership Share Agreement” means a contract complying with Rule 1 of Part Four of the Schedule;

“Partnership Share Money” means money deducted from a Participant’s Salary under a Partnership Share Agreement;

“PAYE Deduction” means a deduction required by regulations made under section 684 of ITEPA;

“PAYE Regulations” has the meaning given in section 684(8) of ITEPA;

“Performance Unit” means any individual, team or divisional or corporate unit the Company may determine with respect to an Award to be made under Rule 1 of Part Three of the Schedule;

“Permitted Cessation” means ceasing to be in Employment because of:

(a)	injury, ill-health, or disability;

(b)	Redundancy;

(c)	a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 apply;

(d)	a change of Control or other circumstances in consequence of which the company by which the Participant is employed ceases to be an Associated Company of the Company;

(e)	retirement on or after reaching Retirement Age; or

(f)	death;

“Plan Shares” means Free Shares, Partnership Shares, Matching Shares, Dividend Shares and/or, where appropriate, New Shares, which are held by the Trustee on behalf of the Participants to whom they have been awarded or on whose behalf they have been acquired;

“Plan Termination Notice” means a notice issued under paragraph 89(1) of Schedule 2;

“Qualifying Corporate Bond” has the meaning given in section 117 of the Taxation of Chargeable Gains Act 1992;

“Qualifying Employee” means any employee who must be invited to participate in an Award in accordance with Rule 3.2 of Part Two of the Schedule or whom the Committee has decided to invite or has invited to participate in accordance with Rule 3.3 of Part Two of the Schedule;

“Qualifying Period” means the period (if any) determined by the Committee with respect to any operation of the Plan, being, in the case of Free Shares, a period starting not earlier than 18 months before the relevant Award Date, in the case of Partnership Shares or Matching Shares where the Partnership Share Agreement provides for an Accumulation Period a period starting no earlier than six months before the start of the Accumulation Period and in the case of Partnership Shares or Matching Shares where the Partnership Share Agreement does not provide for an Accumulation Period, a period starting no earlier than 18 months before the date on which the relevant Partnership Share Money is deducted;

“Redundancy” has the meaning given in the Employment Rights Act 1996;

“Restricted Performance Measures” means performance measures as defined in Rule 3.3 of Part Three of the Schedule;

“Retirement Age” means 50 years of age;

“Salary” has the meaning given in paragraph 43(4) of Schedule 2 as extended by paragraph 46(4A) of Schedule 2;

“Schedule” means the schedule to the Deed;

“Schedule 2” means Schedule 2 to ITEPA;

“Share” means a share of the common stock, $0.01 par value per share, of The Hanover which satisfies the conditions specified in Part 4 of Schedule 2;

“Share Incentive Plan” means a share incentive plan approved under Schedule 2 and established by a Connected Company;

“Subsidiary” means a subsidiary as defined in section 1159 of the Companies Act 2006;

“Tax Year” means a year beginning on 6 April and ending on the following 5 April;

“The Hanover” means The Hanover Insurance Group, Inc;

“Trustee” means the trustee referred to in the Deed or such other person or persons resident in the United Kingdom who is or are the trustee or trustees from time to time of the Plan;

“Trust Period” means the period of 80 years beginning with the date of the Deed; and

“Unrestricted Performance Measures” means performance measures as defined in Rule 3.4 of Part Three of the Schedule.

PART TWO

Provisions affecting Plan Shares

1	Operation of the Plan/participation on the same terms

1.1	Company’s discretion: The Plan shall be operated at the discretion of the Company.

1.2	Participation on the same terms: Subject to Rule 3 of Part Three of the Schedule, every Qualifying Employee shall be invited to participate in an Award on the same terms, and those who participate must do so on the same terms.

1.3	Permitted factors: The fact that an Award of Free Shares may be by reference to a Qualifying Employee’s remuneration, length of service or hours worked shall not infringe Rule 1.2 unless, where more than one of these factors is applied, paragraph 9(4) of Schedule 2 is not complied with. For the avoidance of doubt, Rule 1.2 shall also not be infringed if an Award of Free Shares is by reference to the lower of a specific percentage of each Qualifying Employee’s remuneration and the maximum permitted by paragraph 35(1) of Schedule 2.

2	Participation Contract

2.1	Holding period: A Participation Contract (which shall include a Partnership Share Agreement which provides for the award of Matching Shares or the acquisition of Dividend Shares) shall specify, as applicable, the Holding Period for the Free Shares, Matching Shares or Dividend Shares to which the Participation Contract relates and shall, subject to its provisions, bind the Qualifying Employee in contract with the Company:

(a)	to permit any Plan Shares which are subject to a Holding Period and awarded to the Qualifying Employee or acquired on the Qualifying Employee’s behalf to remain in the hands of the Trustee throughout the Holding Period applicable to them; and

(b)	not to assign, charge or otherwise dispose of the Qualifying Employee’s beneficial interest in any of those Plan Shares during their Holding Period.

A Participant’s obligations with respect to the Holding Period come to an end if during the Holding Period the Participant ceases to be in Employment.

2.2	Forfeiture: A Participation Contract shall, if appropriate, state the extent to which Free Shares or Matching Shares will be forfeited if (other than in the event of Permitted Cessation):

(a)	the Participant ceases to be in Employment;

(b)	the Participant withdraws the Free Shares or Matching Shares from the Plan; or

(c)	in the case of Matching Shares only, the Participant withdraws from the Plan the Partnership Shares in respect of which those Matching Shares were awarded to the Participant,

before the expiry of the period (not exceeding three years) from the Award Date of the relevant Free Shares or Matching Shares specified in the Participation Contract. If any Free Shares or Matching Shares are forfeited, a Participant shall cease to be beneficially entitled to those Shares.

3	Eligibility of individuals

3.1	Eligibility requirements: Individuals are eligible to participate in an Award only if, on the date(s) set out in paragraph 14 of Schedule 2:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a qualifying company (within the meaning of paragraph 17 of Schedule 2) at all times during the Qualifying Period; and

(c)	they are not ineligible under Rule 4 or Rule 5.

3.2	Employees who must be invited to participate in Awards: Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers within the meaning of paragraph 8(2) of Schedule 2. In this case they shall be invited to participate in any Awards of Free Shares, Partnership Shares or Matching Shares, and any acquisitions of Dividend Shares.

3.3	Employees who may be invited to participate in Awards: The Committee may also invite any other individual who meets the requirements in Rule 3.1 to participate in any Award of Free Shares, Partnership Shares or Matching Shares, and any acquisitions of Dividend Shares.

4	Ineligibility due to participation in other Share Incentive Plans

4.1	An individual shall not be eligible to participate in an Award of Free Shares, Partnership Shares or Matching Shares in any Tax Year if the individual is at the same time to participate in an Award of Free Shares, Partnership Shares or Matching Shares under another Share Incentive Plan.

4.2	Deemed Participation: For the purposes of Rule 4.1, an individual shall be treated as having participated in a Share Incentive Plan if he would have received Free Shares under that plan but for the failure to meet a performance target.

4.3	Successive participation in connected Share Incentive Plans: Where an individual participates in more than one Share Incentive Plan in the same Tax Year, the annual limits below apply as if this Plan and the other Share Incentive Plan(s) were a single plan:

(a)	the maximum amount permitted to be awarded as Free Shares for a Participant in any Tax Year provided from time to time in paragraph 35 of Schedule 2;

(b)	the maximum amount of Partnership Share Money (or percentage of Salary) permitted for a Participant that may be deducted from a Participant’s Salary in any Tax Year provided from time to time in paragraph 46 of Schedule 2; and

(c)	the maximum amount to be reinvested as Dividend Shares permitted for a Participant in respect of any Tax Year provided from time to time in paragraph 64 of Schedule 2.

5	Ineligibility due to material interest in close company

5.1	Individuals are not eligible to participate in an Award if they have, or within the preceding 12 months have had, a Material Interest in:

(a)	a close company whose shares may be appropriated or acquired under the Plan; or

(b)	a company which has Control of such a company or is a Member of a Consortium which owns such a company.

6	Rights attaching to Plan Shares

Where the Trustee awards or acquires Plan Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Award Date or Acquisition Date and a proportion of which do not, the Shares to be awarded to each Qualifying Employee shall, so far as practicable, be in the same proportions of Shares with and without the rights.

7	Rights issues

7.1	Instructions to Trustee: Whenever any rights to be allotted, on payment, any shares, securities or rights of any description are granted in respect of Plan Shares, each Participant shall be notified by the Trustee of the rights relating to the Participant’s Plan Shares. Each Participant (or anyone properly authorised) may direct the Trustee and the Trustee may then, in accordance with such directions, do one or more of the following:

(a)	subject to the provision by the Participant of any necessary funds, take up or sell all or any of the rights or allow them to lapse; and/or

(b)	sell rights nil paid to the extent necessary to enable the Trustee to subscribe in full for the balance of any unsold rights.

The Participant’s directions may be of particular or general application and may relate to Plan Shares awarded before or after the date of the rights issue.

7.2	Period for giving directions: The Trustee shall act upon any such directions received by it not less than five Dealing Days before the expiry of the period allowed for the exercise of any such rights. If any Participant has not by that time given directions to the Trustee with regard to those rights and, if appropriate, provided any funds necessary for the purpose, the Trustee shall allow the rights to lapse. Any Capital Receipt received in consequence of the non-exercise or sale of any rights shall be dealt with by the Trustee in accordance with Clause 11.5 of the Deed.

7.3	New Shares: Any shares, securities or rights taken up by the Trustee on behalf of any Participant under Rule 7.1(b) shall, subject to Rule 12 and provided that the right to so take up shares, securities or other rights was conferred in respect of all the ordinary shares in The Hanover, form part of the Participant’s Plan Shares and shall be deemed to have been awarded to or acquired on behalf of the Participant in the same way and at the same time as the Participant’s Plan Shares in respect of which they were allotted.

7.4	Trustee’s indemnity: Nothing in this Rule shall require the Trustee to act in any manner which would involve it in any liability unless indemnified to its satisfaction by the Participant against such liability.

8	Capitalisation issues

Where any Shares are allotted by way of capitalisation to the Trustee in respect of any Participant’s Plan Shares, those Shares shall form part of that Participant’s Plan Shares and be deemed to have been awarded to, or acquired on behalf of, the Participant in the same way and at the same time as the Participant’s Plan Shares in respect of which they are allotted.

9	Corporate reconstruction

9.1	Corporate reconstruction: This Rule applies if there occurs in relation to any of a Participant’s Plan Shares (the “Original Shares”) a transaction:

(a)	which results in a new holding (the “New Holding”) being equated with the Original Shares for the purposes of capital gains tax; or

(b)	which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

Such a transaction is referred to in this Plan as a Corporate Reconstruction.

9.2	Excluded Shares: If, as part of a Corporate Reconstruction, any:

(a)	redeemable shares or securities issued as mentioned in paragraph C or D in section 1000(1)A of the Corporation Tax Act 2010; or

(b)	share capital issued in circumstances such that section 1022(3) of the Corporation Tax Act 2010 applies; or

(c)	share capital to which section 410 of ITTOIA applies, that is issued in a case where subsection (2) or (3) of that section applies,

is/are issued (and in respect of which a charge to income tax arises) those shares shall not form part of the New Holding for the purposes of this Rule.

9.3	New Shares: In this Rule “New Shares” means, subject to Rule 9.2, shares comprised in the New Holding which were issued in respect of, or otherwise represent, the Original Shares.

9.4	Effect on the Original Shares: For the purposes of the Plan:

(a)	a Corporate Reconstruction shall be treated as not involving a disposal of the Original Shares;

(b)	the date on which any New Shares are to be treated as having been awarded to or acquired on behalf of a Participant shall be that on which the Participant’s Original Shares were so awarded or acquired;

(c)	the conditions in Part 4 (types of share that may be used) of Schedule 2 shall be treated as fulfilled with respect to any New Shares if they were (or were treated as) fulfilled with respect to the Original Shares; and

(d)	the provisions of Chapter 6, Part 7 of ITEPA shall apply in relation to the New Shares as they would have applied to the Original Shares.

9.5	References to Plan Shares: Following a Corporate Reconstruction, references to a Participant’s Plan Shares shall be construed, subject to the above provisions, as being or, as the case may be, as including, references to any New Shares.

10	Events during Holding Period

A Participant may during the Holding Period of any of the Participant’s Plan Shares direct the Trustee to:

(a)	accept an offer for those Plan Shares (the “Original Shares”) if such acceptance will result in a new holding being equated with the Original Shares for the purposes of capital gains tax;

(b)	accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for those Plan Shares if the offer forms part of a general offer as mentioned in Rule 10(c) below;

(c)	accept an offer of cash, with or without other assets, for those Plan Shares if the offer forms part of a general offer which is made to holders of shares of the same class as the Participant’s or to holders of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of that company, within the meaning of sections 450 and 451 of the Corporation Tax Act 2010; or

(d)	agree to a transaction affecting those Plan Shares or those of them which are of a particular class, if the transaction would be entered into as a result of a compromise, arrangement or scheme applicable to or affecting:

(i)	all the ordinary share capital of the company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a Share Incentive Plan.

11	Fractional entitlements

11.1	Proportionate allocation: Where the Trustee receives additional rights or securities in respect of Plan Shares under a capitalisation or rights issue or similar offer or invitation, the Trustee shall allocate those rights or securities amongst the Participants concerned on a proportionate basis. If that allocation gives rise to a fraction of a security or of a transferable unit of a security (in this Rule, “unit”), the Trustee shall round the allocation down to the next whole unit and aggregate the fractions not allocated. The Trustee shall use its best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting from them any expenses of sale and any taxation which may be payable in respect of them) proportionately among the Participants whose allocations were rounded down, but so that any sum of less than £3 otherwise distributable to a particular Participant may be retained by the Trustee and used for the purposes of the Plan.

11.2	Allocation by reference to time of Award: In any circumstances in which the Trustee receives New Shares which form part of a Participant’s Plan Shares, the Trustee shall allocate the New Shares to the Participant by reference to the relative times of award or acquisition of the Participant’s Plan Shares to which they relate. If that allocation gives rise to a fraction of a New Share, the Trustee shall round the allocation up or down to the next whole unit as it, in its discretion, thinks fit.

12	Transfer of Plan Shares

12.1	Transfer at request of Participant: Subject to Clause 11.3 of the Deed, the Trustee shall, as soon as practicable after it is required to do so under the Plan, transfer the legal title to any Plan Shares it holds on behalf of that Participant into the name of the relevant Participant (or the Participant’s nominee).

12.2	Transfer following cessation of employment: The Company may decide that the Plan will operate on the basis that if a Participant ceases to be in Employment for any reason, the Trustee will transfer the Plan Shares to the Participant or as the Participant may direct (or, if the Participant has died, to the Participant’s personal representatives) as soon as reasonably practicable. If no such decision is made, the Participant’s Plan Shares will cease to be subject to the Plan but will be held by the Trustee until directed otherwise by the Participant.

13	Transfer expenses

Any expenses (including stamp duty) involved in any transfer of Shares by the Trustee shall be payable:

(a)	in the case of a transfer into the name of a Participant, by the Trustee (and reimbursed by the Company); and

(b)	in any other case, by the transferee.

14	Notices and documents sent to shareholders

14.1	Notices to Trustee or Company: Any notice or other communication to be given to the Trustee, the Company or other duly appointed agent under or in connection with the Plan shall only be delivered or sent to the relevant registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to the Qualifying Employees and Participants), and shall be effective upon receipt.

14.2	Notices to Qualifying Employee or Participant: Any notice or other communication to be given to a Qualifying Employee or Participant under or in connection with the Plan may be:

(a)	delivered or sent by post to the Qualifying Employee or Participant at that person’s home address according to the current records of the relevant Participating Company;

(b)	sent by e-mail or fax to any e-mail address or fax number which according to the current records of the relevant Participating Company is used by that person; or

(c)	delivered to the Qualifying Employee or Participant by uploading a copy of the notice or other communication to the relevant Company’s internal intranet site and notifying the Qualifying Employee or Participant of this fact in any of the manners outlined above, or in the case of (a) and (b) above, such other address which the Committee considers appropriate.

Notices sent by post under this Rule 14.2 shall be deemed to have been given on the second day after the date of posting. However, notices sent to a Qualifying Employee or Participant who is working overseas shall be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail shall be deemed to have been given when sent (unless the sender is notified that the e-mail is undeliverable), and notices sent by fax shall be deemed to have been given on the day after sending. Notices delivered by uploading the notice or other communication to the relevant Company’s internal intranet site shall be deemed to have been given when the notice notifying the Qualifying Employee or Participant of the upload is deemed to have been given.

15	Disputes

The decision of the Committee on any dispute or question affecting any Qualifying Employee or Participant under the Plan shall be final and conclusive.

16	Terms of Employment

16.1	The rights and obligations of an individual under the terms and conditions of the individual’s office or employment shall not be affected by the individual’s participation in the Plan or any right the individual may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of that individual’s office or employment with any company for any reason whatsoever - whether lawful or unlawful - insofar as those rights arise, or may arise, from ceasing to have rights under or to be entitled to the Shares under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the individual’s terms of employment shall be varied accordingly.

16.2	Nothing in this Plan will confer any benefit on a person who is not a Participant and no such third party will have any rights under the Contracts (Rights to Third Parties) Act 1999 to enforce any term of this Plan but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.3	By participating in the Plan a Participant agrees to the holding of information about him by The Hanover, the Company and the Trustee, and he authorises The Hanover, the Company, the Trustee and their respective agents and advisers to use such information according to these rules for the purposes of the Plan. Each Participant further agrees that data concerning his participation may be processed by agents of The Hanover, the Company or the Trustee wherever located and where necessary transmitted outside of the UK.

17	Pensionable Entitlement

Neither the grant of an Award nor any benefit which may accrue from an Award shall form part of an individual’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by any Participating Company.

18	Forfeiture

18.1	On cessation of Employment: The Committee may decide on or prior to an Award Date that if a Participant ceases to be in Employment within a period (not exceeding 3 years) following the Award Date for a reason other than Permitted Cessation, the Participant will lose the entitlement to Free Shares or Matching Shares but not any related Dividend Shares. The period and the reason for leaving as determined by the Committee may be different for Free Shares and Matching Shares but must be the same for all Shares included in the same Award.

18.2	On withdrawal of Free Shares or Matching Shares: The Committee may decide on or prior to an Award Date that if a Participant withdraws (within the meaning of paragraph 96 of Schedule 2) Free Shares or Matching Shares from the Plan within a period (not exceeding 3 years) following their Award Date, the Participant will lose the entitlement to the relevant Free Shares or Matching Shares. The period determined by the Committee may be different for Free Shares and Matching Shares but must be the same for all Shares included in the same Award.

18.3	On withdrawal of Partnership Shares: The Committee may decide on or prior to an Acquisition Date that if a Participant withdraws (within the meaning of paragraph 96 of Schedule 2) Partnership Shares from the Plan within a period (not exceeding 3 years) following their Acquisition Date, the Participant will lose the entitlement to any Matching Shares awarded in respect of those Partnership Shares. The period determined by the Committee must be the same for each Award of Matching Shares.

18.4	Effect of forfeiture: Where a Participant loses any entitlement to Shares under this Rule, the Trustee will hold those Shares on general trust for the purposes of the Plan pursuant to Clause 2.5 of the Deed.

PART THREE

Free Shares

1	Invitation to participate

If the Company resolves that an Award of Free Shares shall be made, it shall invite every Qualifying Employee who is not at that time a party to a Participation Contract to participate by issuing to the Qualifying Employee a Participation Contract. To consent to an Award of Free Shares, a Qualifying Employee must return the Participation Contract duly completed by the date specified in it. If the Company does not receive a Participation Contract from a Qualifying Employee by the specified date, that Qualifying Employee shall be deemed to have declined to participate in the Plan at that time. The Company shall specify the Holding Period for the Free Shares to be awarded on an Award Date.

2	Maximum value of Free Shares awarded

The maximum aggregate Initial Market Value of the Free Shares awarded to a Qualifying Employee in any Tax Year shall not exceed the maximum amount permitted by paragraph 35(1) of Schedule 2 from time to time (currently £3,000).

3	Performance measures and targets

3.1	Award may be subject to performance measures: An Award of Free Shares may be made subject to performance measures and targets as provided for under this Rule 3.

3.2	Requirements as to performance measures: If any Award of Free Shares under the Plan is to be made subject to performance measures they must be:

(a)	applied to all persons who are Qualifying Employees in respect of that Award;

(b)	based on business results or other objective criteria;

(c)	fair and objective measures of the performance of the Performance Units to which they apply;

(d)	set for Performance Units such that no Qualifying Employee is a member of more than one Performance Unit; and

(e)	either Restricted Performance Measures or Unrestricted Performance Measures.

3.3	Restricted Performance Measures: If the Company decides to award Free Shares by reference to Restricted Performance Measures, at least 20 per cent. of the Free Shares to be awarded must be awarded without reference to performance measures and shall be awarded on the same terms as required by Rule 1 of Part Two of the Schedule. The remaining Free Shares shall be awarded subject to performance measures but so that the highest Award made to a Qualifying Employee by reference to performance measures shall be no more than four times the highest Award to a Qualifying Employee without reference to performance measures. The Free Shares awarded by reference to performance measures need not comply with the same terms requirement in Rule 1 of Part Two of the Schedule.

3.4	Unrestricted Performance Measures: If the Company decides to award Free Shares by reference to Unrestricted Performance Measures some or all of the Free Shares shall be awarded by reference to performance measures but so that:

(a)	Awards of Free Shares to Qualifying Employees who are members of the same Performance Unit shall be made on the same terms as required by Rule 1 of Part Two of the Schedule; and

(b)	Free Shares awarded for each Performance Unit shall be treated as separate Awards.

3.5	Company’s obligation to notify: If Free Shares are to be awarded subject to performance measures and targets the Company must, as soon as reasonably practicable, notify:

(a)	each Qualifying Employee participating in the Award of the performance measures and targets which will be used to determine the number or value of Free Shares awarded to the Qualifying Employee; and

(b)	all Qualifying Employees in general terms of the performance measures which will be used to determine the number or value of Free Shares to be awarded to each Qualifying Employee participating in the Award.

3.6	Confidential information: In fulfilling its obligations under Rule 3.5(b) above, the Company shall not be obliged to disclose any information which it reasonably considers would prejudice commercial confidentiality.

4	Basis of Award

4.1	Free Shares - no performance measures: Free Shares to be awarded to Qualifying Employees without performance measures shall be awarded on a basis determined by the Committee but so that such basis complies with Rule 1 of Part Two of the Schedule.

4.2	Free Shares - performance measures: The Committee shall determine in respect of any Award of Free Shares to be made subject to performance measures: (a) the Performance Units for that Award, (b) the performance measures and targets, and (c) whether the performance measures are to be Restricted Performance Measures or Unrestricted Performance Measures.

5	Transfer of legal title

Subject to Clause 11.3 of the Deed, after the end of a Holding Period the Participant may at any time direct the Trustee to transfer legal title of the Participant’s Free Shares to him (or his nominee).

PART FOUR

Partnership Shares and Matching Shares

1	Invitations

1.1	Invitations to Qualifying Employees: If the Committee decides to make the opportunity to acquire Partnership Shares available, each Qualifying Employee will be sent a Partnership Share Agreement under which:

(a)	the Qualifying Employee will authorise the Company to deduct part of that Qualifying Employee’s Salary for the purchase of Partnership Shares; and

(b)	the Company will agree to arrange for Partnership Shares to be acquired on behalf of the Qualifying Employee in accordance with the Plan.

To take the opportunity to acquire Partnership Shares, a Qualifying Employee must return the Partnership Share Agreement duly completed by the date specified in it. If the Company does not receive a Partnership Share Agreement from a Qualifying Employee by the specified date, that Qualifying Employee shall be deemed to have declined to acquire Partnership Shares at that time.

1.2	Maximum Deductions from Salary: The Partnership Share Agreement must stipulate the maximum amount of Partnership Share Money (or percentage of Salary) that may be applied in acquiring Partnership Shares and, if applicable, the intervals at which deductions are to be made from the Participant’s Salary for this purpose, but so that the maximum amount does not exceed the amount permitted from time to time by paragraph 46(1) of Schedule 2 and does not in any event, in any Tax Year, exceed ten per cent. of the Participant’s Salary for that Tax Year. Any Partnership Share Money deducted in excess of these limits will be repaid to the Participant (subject to deduction of income tax and NICs, as appropriate) as soon as practicable.

1.3	Minimum Deductions from Salary: The Partnership Share Agreement in respect of any invitation may also stipulate that the minimum amount to be deducted thereunder on any occasion in pursuance of that agreement must not be less than a specified amount which must not be greater than £10.

1.4	Prescribed Notice: The Partnership Share Agreement must contain a notice in a prescribed form in compliance with paragraph 48 of Schedule 2 (notice of possible effect of deductions on benefit entitlement).

2	Partnership Share Money

2.1	Any Partnership Share Money shall be paid to the Trustee as soon as practicable following its deduction under a Partnership Share Agreement and shall be held by the Trustee on that Participant’s behalf pending its application in accordance with Rule 3.1 or 4.3 of this Part Four, as appropriate, in an account (interest bearing or otherwise) with:

(a)	a person falling within section 991(2)(b) of the Income Tax Act 2007;

(b)	a building society; or

(c)	a firm falling within section 991(2)(c) of the Income Tax Act 2007.

2.2	The Committee shall determine and inform the Trustee of whether the account will be interest bearing.

2.3	If the Partnership Share Money held on behalf of a Participant is held in an interest bearing account, the Trustee shall account for the interest to the Participant.

2.4	The Trustee must pay to a Participant any Partnership Share Money it holds on behalf of the Participant if, before acquiring Partnership Shares on behalf of the Participant, HMRC notifies the Company that it has withdrawn approval of the Plan under Schedule 2. Repayment of the Partnership Share Money to the Participant must be made as soon as practicable after notice of the withdrawal of approval is given to the Company.

3	No Accumulation Period

3.1	Acquisition of Shares: Any Partnership Share Money deducted under a Partnership Share Agreement with no Accumulation Period will be applied by the Trustee in acquiring Partnership Shares on a date set by the Trustee which is within 30 days after the last deduction of Partnership Share Money in relation to the award is made. The number of Shares acquired on behalf of a Participant shall be determined by reference to the Market Value of the Shares on the Acquisition Date.

3.2	Surplus Partnership Share Money: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares may, with the agreement of the Participant (which may be provided for in the Partnership Share Agreement), be carried forward and added to the next deduction of Salary. In any other case, it must be paid over to the Participant (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

4	Accumulation Period

4.1	Accumulation Period: If the Committee decides to offer an Accumulation Period in respect of an invitation to acquire Partnership Shares, the Partnership Share Agreement must specify:

(a)	the length of the Accumulation Period (which cannot exceed twelve months or, if different, any period specified from time to time in paragraph 51(1) of Schedule 2);

(b)	when the Accumulation Period starts (which may not be later than the date on which the first deduction of Salary is made under that agreement); and

(c)	when the Accumulation Period ends and whether the Accumulation Period will come to an end before then on the occurrence of specified event(s).

The same Accumulation Period must apply to all Participants for each operation of the Plan.

4.2	Transaction resulting in a new holding: If, during an Accumulation Period, a transaction occurs in relation to any Shares (the “original holding”) to be acquired under a Partnership Share Agreement which results in a new holding of shares (the “new holding”) being equated with the original holding for the purposes of capital gains tax and the Participant so consents, the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding. By signing the Partnership Share Agreement, a Participant agrees to the acquisition of such shares.

4.3	Acquisition of Shares: Subject to Rule 4.5, the Partnership Share Money deducted in respect of a Participant during an Accumulation Period must be applied by the Trustee in acquiring Partnership Shares on behalf of that Participant on a date set by the Trustee which is within 30 days after the end of that Accumulation Period. The number of Shares acquired on behalf of a Participant will be determined by reference to the lower of:

(a)	the Market Value of the Shares at the beginning of the Accumulation Period; and

(b)	the Market Value of the Shares on their Acquisition Date.

4.4	Surplus Partnership Share Money: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee may, with the agreement of the Participant (which may be provided for in the Partnership Share Agreement), be carried forward to the next Accumulation Period. In any other case, it must be paid over to the Participant (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

4.5	Repayment of Partnership Share Money: In any case where Partnership Share Money has been deducted in an Accumulation Period and the Participant ceases to be in Employment during that Accumulation Period, the Partnership Share Money deducted in that Accumulation Period must be paid over to the Participant (subject to deduction of income tax under PAYE and NICs as appropriate) as soon as practicable. The Partnership Share Agreement may provide that when the Accumulation Period comes to an end on the occurrence of an event specified in the Agreement, the Partnership Share Money deducted in that Accumulation Period must be paid over to the Participant (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

5	Stopping and re-starting deductions

5.1	Stopping deductions: A Participant may at any time after entering into a Partnership Share Agreement give notice in writing to the Company, addressed to the Participant’s relevant HR manager, to stop deductions under that agreement.

5.2	Re-starting deductions: A Participant who has stopped deductions under a Partnership Share Agreement may subsequently give notice in writing to the Company to re-start deductions under that agreement. However:

(a)	any deductions that have been missed may not be made up; and

(b)	where the deductions are made during an Accumulation Period, the Partnership Share Agreement may prevent a Participant from restarting deductions more than once in that Accumulation Period.

5.3	Termination of Partnership Share Agreement: A Participant may terminate his Partnership Share Agreement at any time by giving notice in writing to the Company. Where a Participant terminates his Partnership Share Agreement, no further deductions shall be made thereunder and any Partnership Share Money held on the Participant’s behalf shall be paid over to the Participant (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

5.4	Effect of notice under Rules 5.1, 5.2 and 5.3: Unless a later date is specified in any notice given under Rule 5.1 or 5.3 above, the Company must give effect to such a notice within 30 days of receiving it. Unless a later date is specified in a notice given under Rule 5.2 above, the Company must re-start deductions under the Partnership Share Agreement no later than the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice.

6	Withdrawal of Partnership Shares

A Participant may withdraw Partnership Shares from the Plan at any time.

7	Number of Partnership Shares which can be acquired

7.1	Limit specified at time of invitation: The Company may specify at the time of making an invitation under Rule 1 the maximum number of Partnership Shares which can be acquired on behalf of Qualifying Employees in respect of that invitation. The Partnership Share Agreement shall contain an undertaking by the Company to notify each Participant of any restriction on the number of Shares to be acquired:

(a)	if there is no Accumulation Period, before the deduction of any Partnership Share Money under the Partnership Share Agreement; or

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period under that Partnership Share Agreement.

7.2	Scaling down: If the Company receives applications for Partnership Shares in excess of the maximum number of Partnership Shares specified in respect of that invitation under Rule 7.1, then the following steps shall be taken in sequence until the excess number is eliminated:

(a)	the excess of the deduction chosen by each Participant over the amount stipulated under Rule 1.3 shall be reduced pro rata;

(b)	all deductions shall be reduced to the amount stipulated under Rule 1.3; and

(c)	Partnership Share Agreements shall be selected by lot, each based on a deduction of the amount stipulated under Rule 1.3.

7.3	Modification/withdrawal and notification: If Rule 7.2 applies, each Partnership Share Agreement shall be deemed to have been modified or withdrawn in accordance with Rule 7.2 and each Participant shall be notified accordingly.

8	Matching Shares

8.1	Terms of Matching Shares: Matching Shares shall:

(a)	be Shares of the same class and carry the same rights as the Partnership Shares to which they relate;

(b)	be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant;

(c)	in respect of any Award, be awarded to all Participants on exactly the same basis; and

(d)	be subject to the Holding Period as specified in the Partnership Share Agreement.

8.2	Ratio of Matching Shares to Partnership Shares: The Partnership Share Agreement under which Matching Shares are offered must specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and the circumstances and manner in which the ratio may be changed by the Company. The ratio must not exceed 2:1 (or such other ratio permitted by paragraph 60(2) of Schedule 2 from time to time) and must be applied by reference to the number of Shares. The Participant must be informed by the Company if the ratio offered by the Company changes before Partnership Shares are acquired on that Participant’s behalf under the relevant Partnership Share Agreement.

8.3	Transfer of legal title: Subject to Clause 11.3 of the Deed, after the end of a Holding Period the Participant may at any time direct the Trustee to transfer legal title of the Participant’s Matching Shares to him (or his nominee).

PART FIVE

Reinvestment of cash dividends

1	Permitted reinvestment

1.1	Mandatory or voluntary reinvestment: At the time of operating Part Three or Part Four of the Schedule, the Company may decide that, subject to Rule 2 below, all cash dividends paid in respect of any Plan Shares awarded or acquired on behalf of a Participant as a consequence of that operation must either:

(a)	be applied in acquiring Dividend Shares on behalf of the Participant; or

(b)	be applied in acquiring Dividend Shares on behalf only of Participants who elect to reinvest those dividends.

1.2	Dividend Shares/Holding Period: Dividend Shares shall be shares of the same class and carry the same rights as the Shares to which the cash dividend relates and may not be subject to forfeiture. The Holding Period for Dividend Shares shall be three years from their Acquisition Date. During the Holding Period, the Participant shall be bound by the terms of the Participant’s Participation Contract with the Company to permit any Dividend Shares acquired on the Participant’s behalf to remain in the hands of the Trustee and (subject to clause 8 of the Deed) not to assign, charge or otherwise dispose of the Participant’s beneficial interest in such Dividend Shares.

2	Limit on dividend reinvested

2.1	Maximum amount reinvested: The amount applied under this Plan and any other Share Incentive Plan in acquiring Dividend Shares for a Participant shall not exceed £1,500 in any Tax Year (or such other amount as may be permitted from time to time under paragraph 64(1) of Schedule 2).

2.2	Surplus cash dividend: If the amount of cash dividend received by the Trustee in respect of a Participant’s Plan Shares exceeds the limit specified in Rule 2.1 above for that Participant in any Tax Year, the excess of the cash dividend must be paid over to the Participant as soon as practicable.

3	Acquisition of Dividend Shares

3.1	Time of acquisition: Subject to Rule 3.3, the Trustee must apply a cash dividend paid in respect of Plan Shares that is to be reinvested in acquiring Dividend Shares on a date which is within 30 days after the date on which the cash dividend is received by it. The Trustee must, in exercising its powers in relation to the acquisition of Dividend Shares, treat Participants fairly and equally and may, for these purposes, use any unappropriated Shares that it holds.

3.2	Number of Dividend Shares acquired: The number of Dividend Shares acquired on behalf of a Participant shall be determined in accordance with the Market Value of those Shares on their Acquisition Date.

3.3	Carry forward of uninvested amounts: Any cash dividend available for reinvestment that is not reinvested either because the amount of the dividend is insufficient to acquire a Dividend Share or because there is an amount remaining after acquiring one or more Dividend Shares on behalf of a Participant may be retained by the Trustee and carried forward and added to the amount of the next cash dividend to be reinvested for that Participant, but shall be held by the Trustee so as to be separately identifiable. However, any such amount retained by the Trustee must be paid over to the Participant as soon as practicable:

(a)	if or to the extent that it is not reinvested within the period of three years beginning with the date on which the dividend was paid;

(b)	if the Participant ceases to be in Employment prior to its reinvestment; or

(c)	if a Plan Termination Notice is issued prior to its reinvestment.

For the purposes of this Rule, an amount of cash dividend carried forward from an earlier cash dividend shall be treated as reinvested before an amount derived from a later cash dividend.

3.4	Terms of Dividend Shares: Dividend Shares shall:

(a)	be Shares of the same class and carry the same rights as the Shares in respect of which the dividend is paid;

(b)	not be subject to forfeiture; and

(c)	be subject to the Holding Period.

4	Transfer of legal title

After the end of a Holding Period the Participant may at any time direct the Trustee to transfer legal title of the Participant’s Dividend Shares to him (or his nominee).

PART SIX

Deed of Adherence

THIS DEED is made the      day of

BETWEEN

(1)	CHAUCER HOLDINGS PLC, registration number 02847982, whose registered office is situated at Plantation Place, 30 Fenchurch Street, London EC3M 3AD (the “Company”); and

(2)	EQUINITI SHARE PLAN TRUSTEES LIMITED, registration number 03925002, whose registered office is situated at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA (the “Trustee”); and

(3)	[—], registration number [—], whose registered office is situated at [—] (the “New Participating Company”).

WHEREAS

(A)	This Deed is supplemental to a Deed dated [—] and made between the Company and the Trustee (hereinafter called the “Principal Deed”) whereby the Company established The Chaucer Share Incentive Plan (hereinafter called the “Plan”).

(B)	The New Participating Company is controlled by the Company within the meaning of section 995 of the Income Tax Act 2007.

(C)	In pursuance of Clause 7.1 of the Principal Deed, the Company has agreed that, subject to it entering into this Deed of Adherence, the New Participating Company shall become a Participating Company as defined in the Principal Deed.

NOW THIS DEED WITNESSES as follows:

1	The Company hereby agrees that the New Participating Company shall be a Participating Company.

2	The New Participating Company hereby covenants with the Company and with the Trustee that it will observe and perform all covenants, conditions and provisions contained in the Principal Deed and all the provisions of the Plan applicable to Participating Companies.

IN WITNESS whereof this Deed has been executed and delivered as a deed by the parties on the date which first appears on page 1.

EXECUTED as a DEED	)
by CHAUCER HOLDINGS PLC	)
acting by , a director	)
and , [a director/its secretary]	)
Director

[Director/Secretary]

EXECUTED as a DEED	)
by EQUINITI SHARE PLAN TRUSTEES LIMITED	)
acting by , a director	)
and , [a director/an authorised signatory]	)	Director

[Director/Authorised Signatory]

EXECUTED as a DEED	)
by [NEW PARTICIPATING COMPANY]	)
acting by , a director	)
and , [a director/its secretary]	)
Director

[Director/Secretary]

IN WITNESS whereof this Deed has been executed and delivered as a deed by the parties on the date which first appears on page 1.

EXECUTED as a DEED	)
by CHAUCER HOLDINGS PLC	)
acting by , a director	)
and , [a director/its secretary]	)
Director

[Director/Secretary]
EXECUTED as a DEED	)
by EQUINITI SHARE PLAN TRUSTEES LIMITED	)
acting by , a director	)
and , [a director/an authorised signatory]	)
Director

[Director/Authorised Signatory]